Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of MISCOR Group, Ltd. and Subsidiaries of our report dated April 10, 2006, except for Notes F and Q, as to which the date is April 16, 2006, appearing in MISCOR Group, Ltd. and Subsidiaries’ Prospectus filed with the Securities and Exchange Commission on November 22, 2006, pursuant to Rule 424(b). We also consent to the incorporation by reference in this Registration Statement of our report dated April 10, 2006, relating to the financial statement schedule of MISCOR Group, Ltd. and Subsidiaries, which appears in such Prospectus. We also consent to the incorporation by reference to us under the heading "Experts" in such Prospectus.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, PA
March 20, 2007